Exhibit 10.20

SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Separation Agreement and General Release (hereinafter “Agreement”) is entered into between Mark E. Woodward (hereinafter “Executive”) and by Serena Software, Inc. (hereinafter “the Company”).

2. WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive is currently serving on the Company’s Board of Directors; and

WHEREAS, Executive has decided to voluntarily resign from his employment by the Company and resign as a member of its Board of Directors; and

WHEREAS, Executive currently holds options to purchase 1,598,111 shares of Company common stock at an exercise price of $1.25 per share (the “Roll-Over Options”); and

WHEREAS; Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Agreement.

3. Resignation. On December 20, 2006 (the “Termination Date”) Executive will resign his employment with the Company and tender his resignation as a member of the Company’s Board of Directors; a copy of such resignation is attached to this Agreement as Exhibit A. Executive and the Company agree that as of the Termination Date, Executive will cease to be an employee of the Company and will cease to be a member of its Board of Directors.

4. Company’s Consideration. As full, sufficient and complete consideration for Executive’s promises and releases contained herein, the Company will provide the following.

(a) Severance. The Company will pay Executive severance in the gross amount of two hundred [fifty]* thousand dollars ($250,000). Payment will be made in installments on regular payroll dates over the six (6) months following the Termination Date commencing with the first payroll date following the Termination Date. All appropriate payroll deductions will be taken in accordance with federal and state law.

(b) Stock. The Company will repurchase from Executive, and Executive will sell to the Company, all of the shares of Company common stock beneficially owned by Executive (which, for purposes of this Agreement, shall include all shares of Company common stock that would result from the exercise of Executive’s Roll-Over Options), in consideration for which the Company will pay Executive a lump-sum payment amount equal to six million one hundred

* Correction of typographical error

thirty six thousand seven hundred forty six dollars and twenty four cents ($6,136,746.24), less applicable deductions for federal and state withholding taxes (the “Lump-Sum Payment”). This amount of the Lump-Sum Payment is calculated based upon the Company paying Executive $5.09 for each share of Company stock subject to the Roll-Over Options, reduced by the exercise price of $1.25 per share. The Lump-Sum Payment will be paid to Executive six months and one day following his termination of employment with the Company. Other than the aforesaid Lump-Sum Payment, the Company will not make any additional payments to Executive for Executive’s stock holdings, option awards or any other equity compensation awards or entitlements to same.

(1)	As a condition of receiving the Lump-Sum Payment, Executive agrees to execute such stock transfer documentation as the Company may require, and to deliver any certificates representing repurchased shares that are in the possession of Executive, and Executive agrees that all of his rights under any awards that were granted to him under the Company’s 1997 Stock Option and Incentive Plan, the Company’s 2006 Stock Incentive Plan or any other equity incentive plan maintained by the Company (collectively the “Equity Plans”) shall terminate without further payment to Executive upon the termination of his employment with the Company, including but not limited to, Executive’s rights under the Restricted Stock Agreement dated March 10, 2006 (including all shares of Company common stock issued to Executive in connection therewith), the Time Based Stock Option Agreement and Grant Notice dated March 27, 2006 and the Time/Performance Based Stock Option Agreement and Grant Notice dated March 27, 2006.

(2)	In addition, Executive agrees that as of his Termination Date all of his rights under his employment agreement dated November 11, 2005, Employment Agreement dated March 9, 2006, the Spyglass Merger Corp. Management Stockholders Agreement dated March 7, 2006 and any agreement between Executive and the Company or its predecessors, successors or assigns shall terminate, other than his rights as specified in this Separation Agreement.

(c) Health and Medical Benefits. Upon Executive’s timely election to continue Executive’s existing health benefits under COBRA, and consistent with the terms of COBRA and the plan, the Company will pay the insurance premiums to continue his existing health benefits until Executive finds employment providing comparable health benefits, or through the twelve month period following the Termination Date, whichever occurs first. Executive must continue to pay the portion of premiums, co-payments, etc. that he would have paid had his employment continued.

5. General Release of Claims.

(a) In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Executive, individually and on behalf of his attorneys,

representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, directors, officers and all other representatives, agents, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them arising from, or in any way connected with, the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Executive may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of compensation, earnings and benefits, including but not limited to stock entitlements, both past and future (except as provided in this Agreement), medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

(b) Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802. In addition, Executive is not releasing any of the following: (1) any rights to indemnification from the Company whether pursuant to an agreement, the Company’s bylaws, applicable law or otherwise, (2) any claims regarding any payments or benefits due to Executive in connection with his execution of this Agreement, or (3) any claims arising out of Executive’s status as the legal or beneficial owner of securities of the Company.

(c) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

6. Waiver of Unknown Claims. Executive has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.

7. Non-Admission. It is understood and agreed that this is a compromise settlement of a disputed claim or claims and that neither this Agreement itself nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

8. Covenant Not to Sue.

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

(b) Nothing in this paragraph shall prohibit Executive from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.

(c) Nothing in this Agreement shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

(d) Nothing in this paragraph shall preclude Executive from enforcing this Agreement or exercising any rights that Executive may have that have not been waived under the terms of this Agreement.

9. Waiver of Right to Reemployment. Executive agrees that he will not be entitled to any further employment with the Company. He therefore waives any claim now or in the future to other employment or reemployment with the Company, or any of its related entities, and agrees that he will not apply for nor accept employment with the Company or any of its related entities in the future.

10. Confidential Information; Restrictive Covenants. Executive acknowledges that, as a result of his employment with the Company, he has had access to confidential and proprietary information of the Company, that he will hold such confidential and proprietary information in strictest confidence, and that he will not make use of such information on behalf of anyone other than with the express approval of the Company. Executive further confirms that he has delivered to the Company all documents and data of any nature containing or pertaining to such confidential and proprietary information and that he has not taken with him any such documents or date or any reproduction thereof. Executive further agrees to comply with and abide by all of the terms of (i) the Company’s standard form of Confidential Information and Invention

Assignment Agreement (Rev. 02/01/2003) and (ii) Section 9 of the Employment Agreement dated March 9, 2006 to the extent that such provisions are enforceable under governing law.

11. Nondisparagement. Executive agrees that he will refrain from making any adverse, derogatory or disparaging statements about the Company, its board of directors, officers, management, practices or procedures, or business operations to any person or entity. Nothing in this paragraph shall prohibit Executive from providing truthful information in response to a subpoena or other legal process. The Company agrees that it will refrain from making any adverse, derogatory or disparaging statements about Executive to any person or entity. Nothing in this paragraph shall prohibit the Company from providing truthful information in response to a subpoena or other legal process.

12. Legal and Equitable Remedies. The parties agree that Executive and the Company have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies any party might have at law or in equity for breach of this Agreement.

13. Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees. Executive acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties further agree that each party will be responsible for his or its own attorney’s fees and costs incurred in connection with this Agreement.

14. Arbitration. Except for any claim for injunctive relief arising out of a breach of a party’s obligations under paragraphs 8, 10 and 11 above, the parties agree to arbitrate any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Such arbitration shall be confidential, final and binding and shall be conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") in the County of Santa Clara, State of California, under the then-existing JAMS employment rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise by permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.

15. Complete and Voluntary Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Executive expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion. The authorized representative of the Company expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is executing this Agreement on behalf of the Company, and the Company has not authorized him to execute the Agreement on its behalf in reliance on any promises, representations or inducements other than those contained herein; and that in authorizing him to execute the Agreement on behalf of the Company, the Company was acting voluntarily, free of any duress or coercion.

16. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

17. Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims covered thereby.

18. Modification. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Executive and an authorized representative of the Company

19. Agreement Not To Be Construed Against Drafter. This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it.

20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21. Prior Employment Agreements. Executive and the Company agree that this Agreement supersedes any prior agreement between the parties setting forth the terms and conditions of Executive’s employment with the Company, including that employment agreement dated November 11, 2005 and that Employment Agreement dated March 9, 2006, in either case except as expressly set forth in this Agreement, notwithstanding the terms of such prior employment agreement.

22. Cooperation. Executive agrees to cooperate with, and to execute and deliver to the Company such documents reasonably requested by, the Company to remove Executive as a member of the board of directors and/or officer of all direct and indirect subsidiaries of the Company.

23. Effective Date of Agreement. This Agreement will be effective on the Termination Date.

SERENA SOFTWARE, INC

Dated: December 20, 2006	/s/ Edward Malysz
Signature Name: Ed Malysz Title: SVP General Counsel

Dated: December 20, 2006	/s/ Mark Woodward
Mark E. Woodward